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                                                                     Exhibit 4.8

                                                                 [LINKTONE LOGO]

================================================================================

                              EMPLOYMENT AGREEMENT

                                 By and Between

                               MICHAEL GUANGXIN LI

                                       And

                                  LINKTONE LTD.

                            Dated as of April 3, 2006

================================================================================
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                     THIS EMPLOYMENT AGREEMENT ("Agreement")
                          is made and entered into this

                              3rd day of April 2006

                                 by and between

                               Michael Guangxin Li
                                (the "Employee")

                                       and

                          LINKTONE LTD. (THE "COMPANY")

BACKGROUND

WHEREAS the Company (a Cayman Islands company) desires to employ Employee in the capacity of Chief Executive Officer ("CEO") and Employee desires to be so employed, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, intending to be legally bound, and in consideration of the premises and the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

DEFINITIONS

"Administrator" means the Compensation Committee (as defined below) or the Board (as defined below) who administer the Employee Stock Options (as defined below) under applicable stock option agreements or stock incentive plans or schemes.

"Affiliate" means with respect to any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

"Ancillary Agreements" is as defined in Article 5.

"Board" means the Board of Directors of the Company.

"Cash Compensation" is as defined in Section 2.1.

"Cause" means (i) the Employee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) the Employee willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement;
(iii) the Employee commits a material breach of this Agreement or the Ancillary Agreements; (iv) the Employee willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company, which refusal or failure is not cured within twenty (20) days after written notice to the Employee from the Company; (v) Employee demonstrates unfitness or unavailability for service or unsatisfactory performance, and fails to cure such unfitness, unavailability or unsatisfactory performance to Company's satisfaction within twenty (20) days

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after written notice from the Company; or (vi) Employee dies or becomes permanently disabled (which shall mean Employee is unable to carry out the responsibilities and functions of his position by reason of any physical or mental impairment for more than 90 consecutive days, or for more than a total of 120 days in any twelve-month period).

"Change in Control" means a change in ownership or control of the Company effected through either of the following transactions: (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's shareholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such shareholders accept, or (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors. The "Continuing Directors" means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six
(36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board. "Associate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

"Company" is as defined in the Preamble.

"Compensation Committee" means the compensation committee of the Board of the Company or such other group of directors performing similar functions.

"Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management of a Person, whether through the ownership of stock, as a trustee or executor, by contract or credit agreement or otherwise.

"Corporate Transaction" means any of the following transactions: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) the complete liquidation or dissolution of the Company; (iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the Ordinary Shares outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or (v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of

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the Company's outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

"Effective Date" is April 3, 2006.

"Employee" is as defined in the Preamble.

"Employee Resignation" and "Employee Resignation Date" are defined in Section 3.1.2.

"Employee Stock Options" shall be the right given by the Company to the Employee on specific vesting dates during the Employment Term to purchase a specific number of Ordinary Shares or other securities of the Company at a specific exercise price, as set forth in Section 2.6, with more detailed terms and conditions provided in the relevant employee stock option plan or scheme or stock option award agreements thereunder.

"Employment Capacity" shall be Chief Executive Officer reporting to the Board of the Company.

"Employment Contract Termination Date" means the later of December 31, 2007 or the date on which either the Company or the Employee elects not to extend this Agreement further by giving written notice to the other party.

"Employment Final Termination Date" means the date upon which the Employee's employment with the Company ceases for any reason.

"Employment Term" is as defined in Section 1.1.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

"Good Reason" in the context of the Employee's resignation is defined as a resignation by Employee after 60 days following one or more of the following events, provided, in each case, that such event is effected by the Company without Employee's consent, and provided further that Employee gives the Company at least 30 days' notice of such resignation and the Company fails to cure the event triggering Employee's resignation within that 30 day notice period: (a) a material reduction in the Employee's Monthly Base Salary (other than a reduction similar in percentage to a reduction generally applicable to all other senior executives of the Company); or (b) a relocation of the Employee's principal place of employment by more than 50 miles.

"Monthly Base Salary" is as defined in Section 2.1(i).

"Ordinary Shares" means the ordinary shares of the Company.

"Performance Targets" shall be as defined in Section 2.1(ii).

"Person" means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act).

"RMB" or Renminbi means the legal currency of the People's Republic of China.

"Severance Multiplier" means the number equal to (i) six (6) plus (ii) the total number of years between the Effective Date and the Employment Final

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Termination Date; if the Employment Final Termination Date occurs six months or more after an anniversary of the Effective Date, such half-year period after the anniversary shall be included in the number of years referenced above (e.g., if the Employment Final Termination Date is two years and ten months after April 3, 2006, then the Severance Multiplier would be 8.5).

"Subsidiary" means, with respect to any Person, any entity which securities or other ownership interests having ordinary voting power to elect a majority of the Board or other persons performing similar functions are at the time directly or indirectly owned by such Person and, with respect to the Company, shall also include any affiliated entities which are deemed "variable interest entities" of the Company under applicable accounting standards.

"U.S. dollars" or "US$" means the legal currency of the United States.

ARTICLE 1. EMPLOYMENT AND TERM

      The Company hereby employs the Employee and the Employee hereby agrees to such employment by the Company during the Employment Term to serve as the Chief Executive Officer and member of the Board of the Company, with the customary duties, authorities and responsibilities of such position and such other duties, authorities and responsibilities relative to the Company that may from time to time be delegated to the Employee by the Board. Notwithstanding the foregoing, Employee understands and agrees that he shall not have any authority to engage in the following acts without first obtaining written approval from the Compensation Committee of the Board: (a) offer employment to any individual being considered for a position with the Company that is at or above the director level (as such term is commonly used in the Company's organizational chart), or (b) offer, award, or grant any Person any stock option awards, material cash bonuses (in excess of US$25,000), or material salary increases (in excess of 10%). The Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to the Employee by the Board. The Employee shall abide by the Company's rules, regulations and practices as they may from time-to-time be adopted or modified.

1.1 EMPLOYMENT TERM. The Employment Term of this Agreement shall commence on the Effective Date and shall continue until the earlier of the Employment Contract Termination Date or the Employment Final Termination Date.

1.2 FULL WORKING TIME. During the Employment Term, the Employee shall devote all of his attention, experience and efforts during normal business hours to the proper performance of his duties hereunder and to the business and affairs of the Company.

1.3 CHANGE IN CONTROL/CORPORATE TRANSACTION. Notwithstanding the foregoing, if a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date, then the terms outlined in Article 4 shall apply.

ARTICLE 2. COMPENSATION PACKAGE AMOUNT

2.1 CASH COMPENSATION. During the Employment Term, as compensation for services hereunder and subject to the performance of his obligations hereunder, the Employee shall be paid the cash compensation (the "Cash Compensation"), which consists of the following:

        i.    Base Salary:

            a) For calendar year 2006 (from Employee's first day of employment through

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                  December 31, 2006), Employee shall receive a monthly base
                  salary ("Monthly Base Salary") equal to the quotient obtained by dividing X by Y, where:

                  X = [Number of Months Employee will be employed in calendar year 2006 (including the actual month of employment commencement) X US$15,833.33] - US$47,500

                  Y = Number of Months Employee will be employed in calendar year 2006 (including the actual month of employment commencement)

            The Monthly Base Salary shall be payable in RMB (which as of the date hereof is equivalent to RMB 84,711), pro rated for the number of days actually worked by Employee in any month in which the Effective Date and the Employment Contract Termination Date or the Employment Final Termination Date occurs;

            b)    For calendar year 2007 (from January 1, 2007 to December 31,
                  2007), Employee's Monthly Base Salary shall be RMB 127,067 (which is equivalent as of the date hereof to Fifteen Thousand Eight Hundred Thirty-Three Dollars and Thirty-Three Cents (US$15,833.33)), pro rated for the number of days actually worked by Employee in any month in which the Employment Contract Termination Date or the Employment Final Termination Date occurs.

         ii. Annual Performance Incentive Cash Bonus: an annual performance incentive cash bonus, payable on or before March 31 of the following calendar year, subject to the Company's and/or Employee's achievement of the annual performance targets set forth in Exhibit A hereto ("Performance Targets"), such performance as verified and approved by the Compensation Committee. The Employee is not entitled to any annual incentive cash bonus mentioned above unless he has been employed by the Company for the full calendar year (or, in the case of 2006, from the Effective Date until December 31, 2006), and such bonus shall not be deemed earned until the Compensation Committee verifies the Company's achievement of the Performance Targets and approves payment of such bonus to Employee.

         iii. One-Time Signing Bonus: a one-time signing bonus in the amount of RMB 381,202 (which is equivalent as of the date hereof to Forty Seven Thousand Five Hundred US Dollars (US$47,500) payable by the Company in lump sum to Employee on the first payroll date after Employee has completed 30 days of employment with the Company, provided Employee is still employed with the Company on that date.

            The Cash Compensation shall be payable in RMB. The Employee may elect, at his own foreign exchange risk and expense, to receive a percentage of such Cash Compensation in foreign currencies, under which circumstances the Company will pay such amount in the foreign currencies as designated by the Employee at the exchange rate made available to the Company by any financial institution selected by the Company which provides foreign currency exchange services for the Company.

2.2 BENEFITS. During the Employment Term, as compensation for services hereunder, the Employee shall be entitled to the benefits as follows:

         i. Housing Allowance: housing allowance in the aggregate amount of up to RMB 24,076 (which is equivalent as of the date hereof to Three Thousand US Dollars

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               (US$3,000)) per month.

         ii. Insurance: health and life insurance providing international standard coverage as determined by the Compensation Committee after consultation with the Employee, with insurance premiums per individual family member in the amount of up to RMB 40,127 (which is equivalent as of the date hereof to Five Thousand US Dollars (US$5,000)) per year.

         iii. Education Reimbursement: reimbursement of education cost incurred for children living in China, up to RMB 200,633 (which is equivalent as of the date hereof to Twenty Five Thousand US Dollars (US$25,000)) per child per year through secondary school.

         iv. Company Car: use of car (Buick sedan class) and driver as provided by the Company.

         v. Travel Allowance: business class air fare for spouse accompanying Employee on one overseas business trip per year.

         vi. Tax Advisory Services: reimbursement for actual tax advisory service fees incurred, up to RMB 12,038 (which is equivalent as of the date hereof to One Thousand Five Hundred US Dollars (US$1,500)) per year.

             All reimbursements will be paid subject to Employee's delivery of actual expense receipts/invoices documenting the relevant reimbursement requested.

2.3 INDIVIDUAL INCOME TAX. The Employee shall be responsible for paying his own individual income tax in respect of the compensation received hereunder, and Employee will certify in writing annually to the Board that he has accurately reported and timely paid all income tax due in connection with such compensation. The Company will make all required tax and statutory withholdings according to the PRC taxation laws and the tax amount will be deducted from the Employee's Monthly Base Salary, which deduction Employee hereby consents to.

2.4 ANNUAL LEAVE. The Employee shall be entitled to four weeks of annual leave with pay during each calendar year of the Employment Term, which must be taken in accordance with the Company's vacation policy then in effect.

2.5 TRAVEL EXPENSES REIMBURSEMENT. The Company shall pay or reimburse the Employee for reasonable business expenses actually incurred or paid by the Employee during the Employment Term, in the performance of his services hereunder.

2.6 EMPLOYEE STOCK OPTION AWARDS. Employee has been granted options to purchase 3,500,000 ordinary shares of the Company (which is equivalent to 350,000 American Depositary Shares) (the "Stock Options"), the general terms of which are set forth in Exhibit B which is attached hereto. Employee's receipt of the Stock Options is conditioned upon Employee's execution of the Company's Notice of Stock Option Award and Stock Option Award Agreement for each option, and such options will be subject to the terms of those agreements and the terms of the Company's 2003 Stock Incentive Plan.

2.7 NO ADJUSTMENTS OF COMPENSATION TERMS PRIOR TO JANUARY 2008. The terms of the compensation package provided under this Agreement (including Employee's Monthly Base

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      Salary (as described in Section 2.1(i) above), Annual Incentive Cash Bonus
      (as described in Section 2.1(ii) above), Benefits (as described in Section
      2.2 above) and Employee Stock Option Awards (as described in Section 2.6 above) shall not be increased or reviewed for a possible increase prior to January 1, 2008. Employee understands and agrees that he shall not attempt to renegotiate or increase his compensation package prior to January 1, 2008, and that any attempt to do so shall constitute a material breach of this Agreement. At any time, the Compensation Committee and/or the Board may, in its sole discretion, review Employee's compensation package in consultation with Employee and make any amendments or adjustments that are approved by the Compensation Committee and/or Board. The terms of any amendments or adjustments the Employee's compensation package will not be retroactive and shall take effect from the time such amendment is made.

ARTICLE 3. TERMINATION

3.1   GENERAL.

      3.1.1 COMPANY'S RIGHT TO TERMINATE. The Company shall have the right to terminate the employment of the Employee at any time with or without Cause, but the relative rights and obligations of the parties in the event of any such termination or resignation shall be determined under this Agreement.

      3.1.2 EMPLOYEE'S RESIGNATION RIGHT. The Employee shall have the right to resign for any reason with six (6) months' prior notice to the Company unless such resignation is for "Good Reason" (in which case, Employee may resign by providing the Company with 30 days' notice), but the relative rights and obligations of the parties in the event of any such resignation shall be determined under this Agreement (such event, an "Employee Resignation", and the date of notice by the Employee to the Company, the "Employee Resignation Date").

3.2   TERMINATION UNDER CERTAIN CIRCUMSTANCES.

      3.2.1 TERMINATION FOR CAUSE. In the event the Company terminates the Employee's employment for Cause prior to the expiration of the Employment Term, subject to the Employee's compliance with Articles 5, 6 and 7, the Company will be obliged to pay only the Standard Termination Entitlements as defined in Section 3.4.1, and the Employee's right to exercise the Employee Stock Options described under Section 2.6 shall be determined pursuant to the applicable stock option agreements and stock incentive plan governing such options.

      3.2.2 RESIGNATION FOR ANY REASON OTHER THAN GOOD REASON. In the event the Employee resigns for any reason other than Good Reason prior to the expiration of the Employment Term, the Company will be obliged to pay the Standard Termination Entitlements as defined in Section 3.4.1, subject to the Employee's compliance with Articles 5, 6 and 7 hereof and the Exhibits referenced in Article 5 hereof.

      3.2.3 TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. Except in the event of a Change in Control or a Corporate Transaction, in the event that the Company terminates the Employee's employment without Cause or the Employee resigns for Good Reason, subject to the Employee's compliance with Articles 5, 6 and 7 hereof and the Exhibits referenced in Article 5 hereof:

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         i.    the Company will be obligated to pay the Standard Termination
               Entitlements as defined in Section 3.4.1 and the Severance Benefits as described in Section 3.4.2; provided that, in each case, Employee's eligibility for the Standard Termination Entitlements and the Severance Benefits is conditioned upon the following:

            (a) Employee's compliance with his post-employment obligations, including without limitation the proprietary information, confidentiality, non-competition, non-solicitation and non-disparagement obligations set forth in Article 5 hereof and the Exhibits referenced in Article 5 hereof; and

            (b) Employee having first signed a release certificate in the form attached as Exhibit E.

      3.2.4 TERMINATION UPON A CHANGE IN CONTROL. In the event of a Change in Control or Corporate Transaction, the terms outlined in Article 4 shall apply.

3.3 LIQUIDATED DAMAGES. The Company and Employee hereby stipulate that the damages which may be incurred by the Employee as a consequence of any such termination of employment are not capable of accurate measurement as of the Effective Date and that the liquidated damages payments provided for in this Agreement constitute a reasonable estimate under the circumstances of, and are in full satisfaction of, all damages sustained as a consequence of any such termination of employment.

3.4   DEFINITIONS.

      3.4.1 STANDARD TERMINATION ENTITLEMENTS. For all purposes of this Agreement, the "Standard Termination Entitlements" shall mean and include:

         i. the Employee's earned but unpaid compensation (including, without limitation, salary, bonus and all other items which constitute wages under applicable law) as of the date of his termination of employment. This payment shall be made at the time and in the manner prescribed by law applicable to the payment of compensation but in no event later than 30 days after the date of the Employee's termination of employment;

         ii. the benefits, if any, due to the Employee (and the Employee's estate, surviving dependents or his designated beneficiaries) under the employee benefit plans and programs and compensation plans and programs (including stock option plans) maintained for the benefit of the employees of the Company; and

         iii. all of the Employee's Employee Stock Options that have been deemed to have vested at or prior to the Employment Final Termination Date under the terms of applicable stock option agreements and stock incentive plans.

      3.4.2 SEVERANCE BENEFITS. For all purposes of this Agreement, the Employee's "Severance Benefits" shall mean: the payment of an amount equal to the Employee's Monthly Base Salary in effect immediately prior to his termination of employment multiplied by the Severance Multiplier. Fifty percent (50%) of the total amount of Severance Benefits shall be payable within ten (10) business days following the Employment Final Termination Date and the remaining fifty percent (50%) shall be payable on the one (1) year anniversary of the Employment Final Termination Date.

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3.5   DIRECTOR STATUS. Employee shall promptly resign from the Board and from any Board committees on which he serves if his employment with the Company terminates for any reason and if requested by a majority of the current directors of the Board following such termination.

ARTICLE 4. CHANGE IN CONTROL/CORPORATE TRANSACTION.

4.1 EMPLOYMENT TERM. If a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date, then the Employment Term shall remain unchanged.

4.2 SEVERANCE PAYMENT AMOUNT. If a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date and the Company terminates the Employee's employment without Cause or the Employee resigns for Good Reason, then the Employee will be entitled to (a) a payment equal to the greater of (x) 6 times the Employee's Monthly Base Salary in effect immediately prior to his termination or resignation of employment or (y) 12 months' Employee's Monthly Base Salary in effect immediately prior to his termination or resignation of employment less any compensation paid to the Employee during the period between the Change in Control or Corporate Transaction and Employment Final Termination Date, and (b) subject to the Employee's compliance with Articles 5, 6 and 7, the Standard Termination Entitlements as defined in Section 3.4.1.

4.3 HEALTH AND LIFE INSURANCE BENEFITS. If a Change in Control or Corporate Transaction occurs prior to the Employment Contract Termination Date, then the Employee will be entitled to Company-paid contributions for health and life insurance premiums for the greater of six months or the number of months between the Employment Final Termination Date and the first anniversary of the Change in Control or Corporate Transaction.

ARTICLE 5. PROPRIETARY INFORMATION AND NON-COMPETITION

      The Employee shall, on the Effective Date, enter into a Key Employee Invention Assignment and Confidentiality Agreement in the form as Exhibit C attached hereto and a Non-Compete Agreement (together with the Key Employee Invention Assignment and Confidentiality Agreement, the "Ancillary Agreements") in the form as Exhibit D attached hereto. The Employee agrees that the entering into the Ancillary Agreements is necessary to protect the interests of the Company, its Subsidiaries or Affiliates and is reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that this Article 5 or any provision in the Ancillary Agreements is unenforceable because of the duration or geographical scope of such provision, such court will have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision will be enforceable.

ARTICLE 6. REMEDIES

      If the Employee commits a breach, or threatens to commit a breach, of any provisions of this Agreement or the Ancillary Agreements (the "Breach"), the Company shall have the right (a) to terminate the employment under Section 3.2.1 and claim for damages associated with the Breach, each of which shall be independent of the others and shall be severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available under law or in equity to the Company; and (b) to have the provisions hereof or of the Ancillary Agreements enforced by any court in the State of New York, USA, it being acknowledged and agreed that any breach or threatened breach of any of such provision by the Employee will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

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ARTICLE 7. DISPUTE RESOLUTION

      Any dispute, controversy or claim, at any time arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (other than any dispute, controversy or claim pursuant to the Key Employee Invention Assignment and Confidentiality Agreement or Non-Compete Agreement under the Articles 5 hereof, which may, at the option of the Company, be submitted to any court having jurisdiction), shall be settled by binding arbitration at the request of either party. Each arbitration hereunder shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre ("HKIAC") in accordance with the UNCITRAL Arbitration Rules then in effect. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained. Judgment upon an award rendered in an arbitration hereunder may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding intended to resolve a dispute. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought before HKIAC. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Article 7 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

ARTICLE 8. GENERAL PROVISIONS

8.1 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex, or telecopy, or facsimile transmission, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or to such other address as the party to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above:

         If to the Employee:   Mr. Michael Guangxin Li
                               [C/O LINKTONE LTD.
                               5TH FLOOR, NO. 689 BEIJING DONG RD.
                               SHANGHAI 200001
                               PEOPLE'S REPUBLIC OF CHINA]

         If to the Company:    Linktone Ltd.
                               5th Floor, No. 689 Beijing Dong Rd.
                               Shanghai 200001
                               People's Republic of China

8.2 ENTIRE AGREEMENT. This Agreement, taken together with the Ancillary Agreements, shall constitute the entire agreement between the Employee and the Company with respect to the Employee's employment with the Company and supersedes any and all prior agreements and understandings.

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 11 of 30

8.3 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced.

8.4 SUCCESSORS AND ASSIGNS. The personal services of the Employee are the subject of this Agreement and the Ancillary Agreements and no part of the Employee's or the Company's rights or obligations hereunder or thereunder may be assigned, transferred, pledged or encumbered by the Employee or the Company. This Agreement and the Ancillary Agreements shall inure to the benefit of, and be binding upon (a) the parties hereto, (b) the heirs, administrators, executors and personal representatives of the Employee and
      (c) the successors and assigns of the Company as provided herein.

8.5 GOVERNING LAW AND VENUE. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the laws of the State of New York, USA, without giving effect to any conflicts of law provisions or rule, that would cause the application of the laws of any other jurisdiction.

8.6 SEVERABILITY. If any provisions of this Agreement, as applied to any part or to any circumstance, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

8.7 SURVIVAL. The rights and obligations of the Company and Employee pursuant to Articles 3, 4, 5, 6 and 7 shall survive the termination of the Employee's employment with the Company and the expiration of the Employment Term.

8.8 CAPTIONS. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10 NO BREACH OF OTHER AGREEMENTS. Employee hereby represents and warrants that his execution, delivery and performance of this Agreement and the Ancillary Agreements shall not violate or constitute a breach of the terms of any other agreement to which Employee is a party, whether written or oral.

8.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 12 of 30

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE

By:   /s/ Michael Guangxin Lin
   ----------------------------------------
   Michael Guangxin Li

COMPANY

By:   /s/ Elaine La Roche
   ----------------------------------------
   Name: Elaine La Roche
   Title: Chairperson of the Board of Directors

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 13 of 30

                                                                       Exhibit A

           Annual Performance Incentive Cash Bonus Amounts and Targets

Employee shall be eligible for an Annual Performance Incentive Cash Bonus for 2006, subject to the Company's achievement of certain earnings per share and revenue milestones. The Annual Performance Incentive Cash Bonus for 2006 shall be payable, if earned, on or prior to March 31, 2007, and cash performance bonuses for each subsequent year shall be payable on or before March 31 of the following calendar year. For 2006, the actual amount of Employee's bonus shall be based on the following performance targets:

 EPS AND REVENUE MILESTONE
  (BOTH MUST BE ACHIEVED)                BONUS AMOUNT
------------------------------          --------------
EPS $0.50 and REV $75 million             US$ 62,700
EPS $0.55 and REV $85 million             US$125,400
EPS $0.60 and REV $100 million            US$190,000
EPS $0.70 and REV $120 million            US$237,500


Definitions:

1. "EPS" means earnings determined in accordance with U.S. generally accepted accounting principles ("GAAP"), per Fully Diluted ADS, in USD cents, greater than or equal to the targets set forth above

2. "REV" means U.S. GAAP gross revenue, in USD Millions, greater than or equal to the targets set forth above

Bonus amounts shall be based on the achievement of BOTH EPS AND REV milestones at each threshold and shall be non-linear (for example, achievement of EPS$0.52 and REV $80 million will result in a bonus payment of no more than US$62,700). For purposes of satisfying the EPS and REV Milestones, EPS and REV shall be calculated based on the inclusion of EPS and REV generated only by the Company and its controlled entities in existence as of the date hereof and shall not include any entities acquired or consolidated with the Company by way of additional merger or acquisition activity during fiscal 2006 or thereafter.

In all events, Employee must remain continuously employed through the end of the calendar year to be eligible for the Annual Performance Incentive Cash Bonus for such year. In addition, (1) Employee is not entitled to any portion of the Annual Performance Incentive Cash Bonus if his employment is terminated for Cause during the period after the end of a calendar year in which the performance criteria have been satisfied but before the bonus for such year has been paid; and (2) Employee is entitled to the Annual Performance Incentive Cash Bonus if his employment is terminated without Cause or Employee resigns for Good Reason during the period between the end of the calendar year and the date the bonus is paid.

Future Annual Performance Incentive Cash Bonuses shall be based on the achievement of similar milestones linked to earnings per share and revenue targets, or other commensurate targets as determined, in each case, by the Compensation Committee and the Board.

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 14 of 30

                                                                       Exhibit B

                         Key Terms of New Option Grants

OPTION 1

Plan under Which Granted:            2003 Stock Incentive Plan

Grant Date:                          February 24, 2006

Vesting Commencement Date:           February 24, 2006

Exercise Price per Ordinary Share:   NASDAQ closing price on 2/23/06
                                     divided by ten (10), which is $0.701

Total number of Ordinary Shares
subject to the Option:               1,750,000

Total Exercise Price:                US$1,226,750

Expiration Date:                     February 23, 2016

Type of Option:                      Non-Qualified

Post-Termination Exercise Period:    Six months

Vesting Schedule:                    437,500 of the Shares subject to the
                                     Option shall vest twelve months after
                                     the Vesting Commencement Date, with an
                                     additional 1/48 of the total Shares
                                     subject to the Option vesting in equal
                                     installments on each monthly anniversary
                                     of the Vesting Commencement Date
                                     thereafter, subject to Employee's
                                     continuous service with the Company.

OPTION 2

Plan under Which Granted:            2003 Stock Incentive Plan

Grant Date:                          February 24, 2006

Vesting Commencement Date:           February 24, 2006

Exercise Price per Ordinary Share:   NASDAQ closing price on 2/23/06 divided by
                                     ten (10), which is $0.701

Total number of Ordinary Shares
subject to the Option:               1,750,000

Total Exercise Price:                US$1,226,750

Expiration Date:                     February 23, 2016

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 15 of 30

Type of Option:                      Non-Qualified

Post-Termination Exercise Period:    Six months

Vesting Schedule:                    656,250 of the Shares subject to the Option
                                     shall vest eighteen months after the
                                     Vesting Commencement Date, with an
                                     additional 1/48 of the total Shares subject
                                     to the Option vesting in equal installments
                                     on each monthly anniversary of the Vesting
                                     Commencement Date thereafter, subject to
                                     Employee's continuous service with the
                                     Company.

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 16 of 30

                                                                       Exhibit C

         Key Employee Invention Assignment and Confidentiality Agreement

      In consideration of, and as a condition of my continued employment with Linktone Ltd., a Cayman Islands company (as contemplated in the employment agreement between Linktone Ltd. and me (the "Agreement")), or with any of its subsidiaries, including, without limitation, Shanghai Linktone Consulting Co., Ltd., Shanghai Huitong Information Co Ltd., Shanghai Weilan Computer Co. Ltd., Shanghai Unilink Computer Co. Ltd., Shanghai Linktone Internet Technology Limited and Shanghai Linktone Software Co., Ltd. (collectively, the "Company"), I hereby represent to, and agree with, the Company as follows:

1. Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined in Section 3 below), its rights in Inventions (as defined in Section 2 below) and in any other intellectual property rights. Accordingly, I am entering into this Key Employee Invention Assignment and Confidentiality Agreement (this "Agreement") as a condition of my continued employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, derivative works, formulas, processes, compositions of matter, techniques, know-how, computer software programs, databases, mask works and trade secrets (the "Inventions") that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectible as trade secrets or mask works.

3. Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the "Proprietary Information"). Such Proprietary Information includes but is not limited to any confidential and/or proprietary knowledge, data or information, any past, present or future Inventions, marketing plans, product plans, business strategies, financial information (including budgets and unpublished financial statements), licenses, prices and costs, forecasts, personal information, suppliers, customers and lists of either, information, trade secrets, patents, mask works, ideas, confidential knowledge, data or other proprietary information relating to new and existing products, processes, know-how, designs, formulas, developmental or experimental work, improvements, discoveries, designs and techniques, computer programs, data bases, other original works of authorship, employee information including the skills and compensation of other employees of Company, or other subject matter pertaining to any business of Company. I agree that Company may from time to time create a list of specific

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 17 of 30

      Proprietary Information and I will acknowledge any such lists in writing upon request.

4. Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company. I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

5. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me either alone or jointly with others, within the scope of my employment are "works for hire" under the United States Copyright Act and that the Company will be considered the author and owner of such copyrightable works. In the event that any such copyrightable works are not deemed to be "works made for hire," I hereby irrevocably assign all of my right, title and interest in and to such copyrightable works to Company. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company's business or current or anticipated research and development (collectively, "Company Inventions"), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

6. Assignment of Other Rights. In addition to the foregoing assignment of Company Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (ii) any and all Moral Rights (as defined below) that I may have in or with respect to any Company Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Company Invention, even after termination of my work on behalf of the Company. "Moral Rights" mean any rights to claim authorship of a Company Invention, to object to or prevent the modification of any Company Invention, or to withdraw from circulation or control the publication or distribution of any Company Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right".

7. Assistance. For no consideration in addition to my salary or wages during my employment, I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company's Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company's request on such assistance. I appoint the Chief Financial Officer of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any proprietary rights assigned

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 18 of 30
      hereunder to Company.

8. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I did not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

9. Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company's express prior written consent, provide services to, or assist in any manner, any business or third party which competes with the current or planned business of the Company.

10. Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

11. Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of two (2) years thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity. "Solicit" shall not include the placement of an advertisement in a publication of general circulation.

12. Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of Chinese law.

13. Non-Disparagement. During my employment with the Company and after termination of my employment, I will not directly or indirectly disparage, defame, otherwise speak negatively about the Company or its predecessors, successors, or past or present subsidiaries or affiliated entities, officers, directors, agents, employees and assigns, in any manner, or take or cause to be taken any other action that is, likely to be harmful to them or their business, business reputation or personal reputation in any way, provided that I shall respond accurately and fully to any question, inquiry or request for information when instructed by the Company or otherwise required by legal process.

14. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement, without prejudice to any other rights or remedies that Company may have for a breach of this Agreement.

15. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of New York, without giving effect to that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 19 of 30
      enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then this Agreement will not be enforceable against such affected party and both parties agree to renegotiate such provision(s) in good faith.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

17. Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to "sections" and "exhibits" will mean "sections" and "exhibits" to this Agreement.

18. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

19. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

20. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

21. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

22. Not Employment Contract. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 20 of 30

This Agreement shall be effective as of Effective Date.

EMPLOYEE

By:
   ____________________________
   Michael Guangxin Li

COMPANY

By:
   ____________________________
   Name: Elaine La Roche
   Title: Chairperson of the Board of Directors

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 21 of 30

                                                                       Exhibit D

                              Non-Compete Agreement

Dear Michael Guangxin Li,

      As an employee of Linktone Ltd., a Cayman Islands company (as contemplated in the employment agreement between Linktone Ltd. and me (the "Agreement")), or with any of its subsidiaries, including, without limitation, Shanghai Linktone Consulting Co., Ltd., Shanghai Huitong Information Co Ltd., Shanghai Weilan Computer Co. Ltd., Shanghai Unilink Computer Co. Ltd., Shanghai Linktone Internet Technology Limited and Shanghai Linktone Software Co., Ltd. (collectively, the "Company"), you must execute and deliver a covenant not to compete with the Company during your employment and for 12 months thereafter. The terms and conditions set forth below, as applicable, shall, upon your acceptance thereof, become an agreement between you and the Company.

COVENANT NOT TO COMPETE

      It is hereby agreed that, from the date hereof and so long as you are an employee, consultant or serve in a similar capacity with the Company or any of its subsidiaries, you shall devote substantially all of your professional time to the Company and its subsidiaries and shall not participate in any manner in the management or operation of any business other than that of the Company and its subsidiaries or serving on the board of directors of the Company or any of its subsidiaries.

      If your are no longer employed by or acting as a consultant for the Company or its subsidiaries, you shall not be employed by or participate in any manner in the management or operation of any business or entity that is or may be directly competitive with and offering similar products or services as the Company or its subsidiaries until 12 months after the date of termination of employment with the Company or any subsidiary.

COVENANT NOT TO SOLICIT EMPLOYEES

      While employed by Company and for a period of two (2) years after the termination of your employment with Company, you shall not, directly or indirectly, solicit for employment any person who was employed by Company during your employment with Company. In the event that you hire or employ any such person during such two (2) year period (without soliciting such person in violation of this foregoing restriction), you shall reimburse the Company for any and all costs and expenses incurred by the Company to replace such person (including, without limitation, costs and expenses incurred for recruiting, hiring and training).

COVENANT NOT TO DIVERT BUSINESS

      For a period of two (2) years after the termination of your employment with Company, you shall not, directly or indirectly:

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 22 of 30

      (i) work as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity for any person or entity who or which was a customer of Company during your employment with Company, without the Company's written consent; or

      (ii) call on, solicit, or take away for you or for any other person or entity any person or entity who or which was a customer of Company, or with which Company was in negotiations to become a customer of Company, during your employment with Company.

COMPANY RIGHTS IF YOU VIOLATE THIS AGREEMENT

      In the event that you do not comply with the terms of this Agreement, any profit sharing or stock options to which you would otherwise be entitled will be forfeited.

      In the event you do not comply with the terms of this Agreement, the Employment Agreement or the Key Employee Invention Assignment and Confidentiality Agreement, we also reserve the right to discharge you as an employee. Furthermore, we reserve the right to recover monetary damages from you, and we may also recover punitive damages to the extent permitted by law. In the event that monetary damages are an inadequate remedy for any harm suffered by us as a result of a breach of this Agreement by you, we may also seek other relief, including an order of specific performance or injunctive relief. You will not seek, and you agree to waive any requirement for, the securing or posting of a bond in connection with our seeking or obtaining such relief.

      You further agree to indemnify and hold us harmless from any damages, losses, costs or liabilities (including legal fees and the costs of enforcing this indemnity agreement) arising out of or resulting from your failure to abide by the terms of this Agreement.

AT-WILL EMPLOYMENT

      You agree and understand that, except as may be provided in any employment agreement between you and the Company, your employment with the Company is "at-will," meaning that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. You agree and understand that it also means that job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company's personnel policies and procedures, may be changed at any time at-will by the Company. You understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of your employment with the Company. You also understand and agree that the at-will nature of employment with the Company can only be changed by the Board of Directors of the Company in an express writing signed and dated by an authorized Board member and by you.

ACKNOWLEDGMENT

      You agree that, in light of the substantial benefits you will receive as our employee, the terms contained in this Agreement are necessary and reasonable in all respects and that the restrictions imposed on you are reasonable and necessary to protect our legitimate business

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 23 of 30
interests. You acknowledge that a portion of the salary you receive during your employment with the Company constitutes due consideration for your obligations hereunder. Additionally, you hereby acknowledge and agree that the restrictions imposed on you by this Agreement will not prevent you from obtaining employment in your field of expertise or cause you undue hardship.

GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of the New York, without regard to any conflicts of laws provision thereof.

      By accepting this Agreement, you acknowledge that, given the nature of the Company's business, the provisions contained in this Agreement contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve the Company and to protect the Company's legitimate interests. If, however, the provisions of this Agreement are determined by any court of competent jurisdiction or any arbitrator to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect, or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and over the largest geographical area as to which it may be enforceable and to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court or arbitrator in such action.

      Please confirm your agreement with the foregoing by signing and returning directly to the undersigned the duplicate copy of this letter enclosed herewith.

                                  Very truly yours,

                                  Linktone Ltd.

                                  By:
                                     _____________________________________
                                  Name: Elaine La Roche
                                  Title: Chairperson of the Board of Directors

Accepted and Agreed to as
of the date first above written:

__________________________________
Michael Guangxin Li

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 24 of 30

                                    Exhibit E

                           Form of Release Certificate

______________ ("You") and Linktone Ltd. (the "Company") have agreed to enter into this Release Certificate on the following terms:

      1. Within ten (10) business days after you sign this Release Certificate (which you may sign no sooner than the last day of your employment with the Company), you will become eligible to receive severance benefits in accordance with the terms of your Employment Agreement dated [date] (the "Agreement").

      2. In return for the consideration described in the Agreement, you and your representatives completely release Linktone Ltd., its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees (the "Released Parties") from all claims of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims arising from your employment or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction ("Released Claims"). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, and the New York Human Rights Law, or any comparable law of any other jurisdiction or nation, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, and defamation and any claims for attorneys' fees. You also agree not to initiate or cause to be initiated against any of the Released Parties any lawsuit, compliance review, administrative claim, investigation or proceedings of any kind which pertain in any manner to the Released Claims.

      3. You acknowledge that the release of claims under the Age Discrimination in Employment Act ("ADEA") is subject to special waiver protection. Therefore, you acknowledge the following: (a) you have had 21 days to consider this Release Certificate (but may sign it at any time beforehand if you so desire); (b) you can consult an attorney in doing so; (c) you can revoke this Release Certificate within seven (7) days of signing it by sending a certified letter to that effect to [name and address]; and that (d) notwithstanding the foregoing, the portion of this Release Certificate that pertains to the release of claims under the ADEA shall not become effective or enforceable and no funds shall be exchanged until the 7-day revocation period has expired, but that all other provisions of this Release Certificate will become effective upon its execution by the parties.

      4. You agree to immediately return to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession or control at any time, including, but not limited to, the items set forth in Exhibit 1 to this Release Certificate, and all Company mobile phones in your possession, your laptop computer and the Blackberry or similar personal digital assistant provided by the Company, the Company's files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 25 of 30

      5. You understand and agree that you shall remain bound by the terms of that certain Key Employee Invention Assignment and Confidentiality Agreement between you and Linktone dated _______________, attached as Exhibit 2 to this Release Certificate (the "Confidentiality Agreement"), and the Non-Compete Agreement between you and Linktone, attached hereto as Exhibit 3 to this Release Certificate (the "Non-Compete Agreement"), both of which shall each be considered a part of this Release Certificate.

      6. You further agree to be bound by a customary lock-up agreement in a form and substance determined by the Company, in its sole discretion, whereby you agree, for a period of 1 year following your last day of employment with the Company (the "Lock-up Period"), not to sell or otherwise transfer or dispose of any of the Company's (a) American Depositary Shares ("ADSs"), (b) ordinary shares or securities convertible into or exercisable or exchangeable for ordinary shares, (c) securities of the same class as the ADSs or ordinary shares or (d) other instruments representing interests in securities of the same class as ADSs or ordinary shares (collectively, the "Securities"); provided, however, during any 30-day period during the Lock-up Period, you may sell up to one-twelfth of the total number of Securities of the Company held by you as of your last day of employment with the Company. All sales or other transactions consummated pursuant to this paragraph shall be subject to Rule 144 of the Securities Act of 1933, as amended (including without limitation the volume restrictions thereunder). In furtherance of the foregoing, the Company, its transfer agent and registrar and the depositary for the ADSs are hereby authorized to decline to make any transfer of ADSs or ordinary shares or issue any stop orders if such transfer would constitute a violation or breach of the Agreement or any of the Exhibits referenced thereto.

      7. You acknowledge and agree that the Company shall have no obligation to assist or facilitate in any way the deposit of any ordinary shares owned by you (including shares received upon the exercise of stock options) into the Company's American Depositary Receipt program unless and until you deliver a certificate to the Company in a form satisfactory to the Company, to the effect that you are not then in possession of any material nonpublic information regarding the Company and the Company and its Board of Directors conclude it is reasonable to rely on such certificate.

      8. You agree to hold in strictest confidence the circumstances of your separation from the Company and the provisions of this Release Certificate, and not to publicize or disclose such information in any manner whatsoever; provided, however, that you may disclose this Agreement to your immediate family, your attorney and tax advisors, or as otherwise required by law. You also agree not to, either by yourself or indirectly through others, disparage, defame, otherwise speak negatively about the Company or any of the Released Parties in any manner, or take or cause to be taken any other action that is, likely to be harmful to them or their business, business reputation or personal reputation in any way, provided that you shall respond accurately and fully to any question, inquiry or request for information when instructed by the Company or otherwise required by legal process.

      9. The parties agree that this Release Certificate and the Agreement contain all of our agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release Certificate or the Agreement as having continued effect. It is agreed that this Release Certificate shall be governed by the laws of the State of New York. If any provision of this Release Certificate or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release Certificate and such provision as applied to other person, places, and circumstances will remain in full force and effect.

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 26 of 30

      Please note that this Release Certificate may not be signed before the last day of your employment with the Company, and that your eligibility for severance benefits is conditioned upon meeting the terms set forth in the Agreement. By you signature below, you acknowledge that (a) you have read this Release Certificate or have been afforded every opportunity to do so; (b) you are fully aware of this Release Certificate's contents and legal effect; (c) you have had an opportunity to consult with an attorney of your choosing prior to signing this Release Certificate; and (d) you have chosen to sign this Release Certificate freely, without coercion, and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Release Certificate.

________________________________        Date: ____________________
         [Employee]

________________________________        Date: ____________________
         [Company Signatory]

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 27 of 30

                                    Exhibit 1

                            [Property to be returned]

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 28 of 30

                                    Exhibit 2

                           [Confidentiality Agreement]

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 29 of 30

                                    Exhibit 3

                             [Non-compete agreement]

Confidential             Copyright (c) 2004 Linktone Ltd.          Page 30 of 30